Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

For information contact:	David Bruce 305/500-4999	Lisa Brumfield 305/500-3668
	David_Bruce@ryder.com	Lisa_Brumfield@ryder.com

RYDER COMPLETES SALE OF ITS CORPORATE HEADQUARTERS SITE

- Company Will Move to Smaller Nearby Facility in 2005 -

     MIAMI, May 20, 2004 – Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, announced it has closed on the sale of its 400,000 square-foot, five-story corporate headquarters facility located on a 46.5-acre site at 3600 NW 82nd Avenue in Doral, Florida. Shoma Development Corp., a family-owned and operated South Florida community developer has purchased the property for $39 million in cash. The sale closed on May 18, 2004.

     Ryder will lease back the property from Shoma Development until Ryder’s new headquarters office is available in 2005. Ryder will downsize its headquarters to a 250,000 square-foot facility in the Beacon Station business park site, located within a few miles of Ryder’s existing facility. The new headquarters will be leased from Flagler Development Company. Beacon Station is a multi-use business park that, when fully completed, will consist of more than nine million square feet of commercial space including office, industrial and retail amenities.

     Ryder’s decision to sell its current facility and relocate to a smaller headquarters building arose from the Company’s need for a more cost-effective and efficient office space that reflects the business requirements of Ryder today and in the future.

     As a result of the sale of the property, Ryder expects to realize a one-time gain in the second quarter of 2004. This gain, which will be disclosed along with the Company’s financial results for the second quarter, was not included in Ryder’s previously released 2004 earnings forecast. Additionally, the outlook for Ryder’s business operations has not changed from the Company’s previously released forecast.

About Ryder

     Ryder is a Fortune 500 company providing leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. For more information about Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities, changes in general economic conditions, availability of equipment, the Company’s ability to create operating synergies in connection with its recent FMS acquisitions and changes in government regulations. The risks included here are not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impacts of such factors on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

28-04